CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam High Yield Advantage Fund:

We consent to the use of our report, dated January 9, 2015, with respect to the financial statements of Putnam High Yield Advantage Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 24, 2015